Exhibit 99.1

iSun, Inc
Edited Investor Call Transcript
August 17, 2021, 0830 EST

Corporate Participants:
Tyler Barnes - Investor Relations Consultant, iSun Energy, Inc.
Jeffrey Peck - Chairman and Chief Executive Officer, iSun Energy, Inc.
John Sullivan - Chief Financial Officer, iSun Energy, Inc.

Analysts:
Jeffrey Campbell - Alliance Global Partners
Noel Parks - Tuohy Brothers

PRESENTATION:

Moderator
Good morning. My name is Kate, and I will be your conference operator today. At this time, I would like to welcome everyone to the iSun’s earnings conference call for the first quarter 2021. All lines have been placed on mute to prevent any background noise. If you should need assistance during the call, please press star, then zero, and an operator will come back online to assist you. I would now like to turn the call over to Tyler Barnes, iSun’s Investor Relations Consultant. Please go ahead.

Tyler Barnes
Thank you and good morning. We are pleased to welcome you to iSun’s conference call where we will discuss financial and operating results for the second quarter 2021.
Jeffrey Peck, Chairman and Chief Executive Officer, will provide an update on iSun (mission, strategy, and progress as well as key highlights. And John Sullivan, Chief Financial Officer, will provide an overview of the second quarter 2022 financial results. In addition, management will provide its outlook for 2021 and beyond and discuss in more detail iSun’s unique position in the market and its long-term growth strategy. After our prepared remarks today, we will open the lines to address any of your questions.

As a reminder, the earnings release and updated investor presentation, which can be found on iSun’s website, include financial disclosures and reconciliations for non-GAAP financial measures that should help you analyze results. Comments and answers to questions during the call will include forward-looking statements that refer to management’s expectations or future predictions. These statements are made as of the date of this call and management is under no obligation to update these forward-looking statements in the future. They are subject to risks and uncertainties that could cause actual results to differ from management’s expectations.
With that, I will now turn it over to our CEO, Jeff Peck.

Jeff Peck
Good morning and thanks to everyone who dialed in today. I am excited to share with you the reasons why the Solar industry presents such a remarkable growth opportunity. I’ll begin by reviewing our mission, and iSun’s strategy to accelerate the adoption of solar energy. I’ll then turn the call over to John who will update you on our results for the quarter, before returning with an update of our progress as a public company, and how we plan to execute on the growth presented by the evolving energy markets.
Opportunity
It is an exciting time to be involved in the Solar marketplace. The electrification of everything is transforming the landscape of how we both consume and produce electricity. Take for example the recent announcements made by both the federal government and the automotive industry regarding investments in electrification and electrification infrastructure:
The Senate recently passed their bi-partisan infrastructure bill, which includes:
•	A $65 billion investment to upgrade transmission lines capable of facilitating renewable energy expansion.
•	$7.5 billion to build a national network of electric vehicle chargers to encourage the transition to electric vehicles.

Meanwhile, most major automotive companies have announced their plans to convert to EVs.
•	GM announced its Ultium battery platform to support their EV expansion
•	Ford has launched the Mustang Mach E and announced the F150 EV pickup for 2022
•	Mercedes Benz back by $47 Billion in funding is preparing for all EVs by 2030
•	VW has a goal of 300 EV or hybrid models by 2030
•	And of course, Tesla recently announced its plans to open its supercharger network to other auto makers.

There are currently 100 battery-powered EV’s scheduled to hit dealer showroom floors by 2024, while dozens of startup electric vehicle companies are entering the space.

These changes will not only accelerate the adoption of electric vehicles, but also reshape electricity demand. Consider the following: The average electric vehicle requires 30 kilowatt- hours to travel 100 miles. This is essentially the same amount of electricity an average American home uses each day. Imagine the implications for families. Overnight, household electricity demand could double or triple!

Simultaneous to this spike in demand, we’re seeing a retreat from coal and other fossil fuels. Solar energy is expected to play a significant role in bridging this gap. How significant?
According to the SEIA, in order to meet our Nation’s solar energy targets, more solar power needs to be installed each year between now and 2031…than has been installed in total the United States through 2020.

Mission
iSun’s mission perfectly complements this opportunity. iSun exists to accelerate the adoption of proven technological innovations capable of improving lives. This has been our approach to business for nearly 50 years. From building semiconductor clean rooms, to installing structured cabling and fiber optics, to transitioning our focus on the solar industry, we have always embraced innovative ideas to best serve our customers.
Today iSun believes that clean renewable solar energy is the most important investment we can make, and we are laser focused on using our capabilities to accelerate the transition from dirty to clean energy.
Strategy
iSun’s experience and capabilities perfectly positions it to accelerate the transition in EVERY sector of our industry.
•	iSun has unmatched experience and capabilities to develop and construct solar projects across EVERY solar market sector.
•	We understand the specific customer needs in each solar sector; we know how to add value in each sector.
•	We believe that electric vehicle adoption will be the gateway to accelerating the renewable energy transition in each solar market sector.
•	We are perfectly positioned to help each sector respond to and support this energy transition.

Within the Residential Sector: For most consumers, the initial purchase of an electric vehicle represents the first time that they really start thinking about where their power is coming from…and how they can mitigate the effects of rising costs. As people charge their vehicles at home and their electric bills rise, there will be a natural desire to invest in solar energy for their home. Considerations for adoption might include a desire to:
•	Charge their vehicle from a renewable source,
•	Decrease their carbon footprint,
•	Create resiliency for /add value to their home,
•	Future-proof against increasing power costs.

Within the Commercial Sector: As businesses and institutions begin to transfer their fleets to EV’s, they too will want to invest in solar for both social/environmental and financial reasons. Unlike residential consumers, their needs are somewhat more complex. In addition to lowering and stabilizing their power costs, commercial entities often need help navigating the landscape of tax credit utilization and accelerated depreciation. iSun is uniquely qualified to provide customized solutions tailored to such specific needs. We:
•	Provide EV charging solutions including our branded carports which can also provide resiliency and can serve as a visual representation of an organization’s values,
•	Can design and construct custom solar systems for their roof,
•	Build ground mounted arrays,
•	Help owners structure and create power purchase agreements as needed.

Within the Industrial Sector: Increases in energy demand will also drive growth in the industrial sector, specifically for the 1-50MW size systems that are built for independent power producers and solar asset owners. These projects include group net metering projects, microgrids, and community solar projects – areas where iSun has a depth of experience and a robust recurring customer list.

Within the Utility Sector: Again, this increase in demand is coming at a time when we will see a reduction in the use of coal and other fossil fuels. Utilities throughout the country are just beginning to prepare for this transition and will continue to replace coal and other fossil fuels with solar power. These market conditions have created a $69 Billion opportunity in the utility scale solar sector. iSun’s comprehensive capabilities, which include:
•	streamlined development services,
•	project site diligence,
•	technical feasibility vetting,
•	engineering package execution,

provide Utility customers turn-key projects that can move quickly towards construction, and optimally position it for this appreciable market sector.
By serving every individual solar sector, all iSun’s customers will benefit from our shared services and economy of scale.
In summary: iSun – with its combination of capabilities and experience - is uniquely capable of accelerating the transition from dirty to clean energy required to meet our nation’s increasing energy demands. We combine the capabilities of a Utility and Industrial scale EPC with those of a consumer-facing residential and commercial EPC and an EV charging solutions provider. These capabilities allow us to:
•	Both enter new markets and scale within existing markets at a lower customer acquisition cost.
•	Leverage economies of scale to improve margin performance within each sector.
•	Capitalize on the increase in solar investments we expect to result from the transition to electric vehicles.

2021   Quarterly Results

Having discussed both the scale of the opportunity within the solar industry and how iSun’s unique capabilities within the space well-position it for success, I’d like to turn the conversation towards our progress thus far in 2021.
Our 2nd quarter has not been immune to market conditions. While we remain 57% ahead of our prior year gross revenues for the quarter and 71%, YTD, the ongoing industry challenges presented by COVID - specifically supply chain delays and labor availability – slowed our progress in executing on our solar project backlog. These delays ultimately resulted in non- linear cashflows and compressed margins.
Although delayed due to supply chain issues, our appreciable stable backlog of $76.8m at the end of Q2 means the cash-flow generation of the business will be substantial over several quarters and next year. Simultaneously, the strength of our balance sheet enables us to remain focused on our growth strategy for 2021 and beyond.
John will now share with you the details of these quarterly results. After his remarks, I’ll return to discuss our growth plans, and how we will execute on this once in a lifetime opportunity that exists in our industry.

John Sullivan
Thanks Jeff.

As you may have seen, on April 16, 2021, we announced that iSun had successfully completed the deSPACing process. Of the original 4,125,000 Public Warrants issued as part of the Jensyn Acquisition Corp’s original initial public offering, 3,671,236 warrants were exercised and converted to 1,835,618 shares of Common Stock and the remaining 453,764 warrants were redeemed for $0.01. The exercise of the Public Warrants generated total net cash proceeds to the Company of approximately $21 million.

I’ll now turn to a discussion of our second quarter 2021 operating results before turning to an update on our balance sheet and liquidity position.

•
iSun reported second quarter 2021 revenue of $4.3 million representing a 57% increase over the same period in the prior year. Year to date 2021 revenue was $11.6 million, representing a 71% increase over the same period in the prior year. Revenue growth was driven by the continued execution of our project backlog consisting primarily of projects awarded in previous years. Our geographic growth continued with projects based throughout New England and the Mid-Atlantic regions.

•
Gross profit in the second quarter was a negative $0.6 million compared to breakeven during the second quarter in the prior year. Year to date gross profit was a negative $0.5 million compared to $0.3 million during the same period in the prior year. We have seen Industry wide material and component prices increase significantly. We have also seen a labor shortage in all markets due to the ongoing carryover issues related to the COVID pandemic. As noted above, many of our project contracts were entered prior to the COVID pandemic with commitments on pricing made to our customers. We value our long-term relationships and honor the commitments made which came at the expense of our short-term gross margin erosion. We have adjusted our estimating process to account for the increase in material and labor costs. Moving forward we are confident that we have mitigated the short-term margin deterioration, however we anticipate ongoing margin pressure related to material pricing and labor shortages on previously executed contracts.

•
Operating income was a $2.8 million loss in the second quarter and $5.4 million loss year to date compared to a $1.0 million loss in the second quarter and a $1.5 million loss in 2020. The operating loss was mainly due to the margin challenges noted above.

In addition, we executed on several strategic opportunities that led to an increase in general and administrative expenses. The acquisition of iSun Energy LLC and the acquisition of Oakwood Construction Services highlight those strategic initiatives with anticipated future revenue streams materializing in the upcoming quarters.

•
iSun reported a second quarter loss of $1.3mm, or $.15 per share, compared to a $0.8mm loss, or $.16 per share for the same period 2020. Adjusted EBITDA for the quarter was a $1.8mm loss, compared to a $1.1mm loss for the same period 2020. iSun reported a year-to-date loss of $4.5 million or $0.49 per share compared to a loss of  $1.6 million or $0.31 per share for the same period 2020.

Now turning to the balance sheet:

•
Our balance sheet remained strong at the end of Q2 2021. Total cash position was $20.2mm at the end of the quarter. Cash collections remain strong as our accounts receivable decreased approximately $2.2 million from year end despite the 71% increase in revenue for the six months ending June 30, 2021. Panel inventory is scheduled to be deployed to projects in the second half of the year helping to protect against the margin erosion on select projects.

•
Total debt at the end of second quarter was $5.3 million. Total debt includes $3.5 million on our revolving line of credit used to support working capital and $1.8 million of long-term debt that is supported by our recurring revenue stream generated by our solar assets.

•
Our strong cash position - together with approximately $2.5 million of availability under our line of credit for operating activities - gives us significant capacity to support the execution of our backlog and to pursue strategic growth opportunities.

•	With that, I will turn the call back over to Jeff.

Jeff Peck
Thank you, John.
As we enter the 2nd half of the year our balance sheet and cash position remain strong. This is important information within the context of our growth strategy for the balance of the year and beyond. Before I share these details, I’d like to take a moment to review our growth strategy and highlight the accomplishments we’ve made in our tow-year history towards these goals.

Growth Plan
When we entered the public markets in 2019, we set out to create a solar energy platform capable of accelerating the transition to solar energy in every sector. This vision led to the development and announcement of our 3-pronged growth strategy.
Organic Growth: As a C&I Solar company, we conveyed our intent to focus on organic growth, first within New England, and then the east coast. Two years later, we’ve done just that. We are executing against projects in every state in New England and have projects in our pipeline throughout the east coast.
Recurring revenue through owned assets: The recurring revenue afforded by our ownership of solar arrays enhances our net margins, affording iSun a strategic advantage. We announced our plan to grow our asset ownership accordingly. Our investment in GreenSeed Investors in April 2020 reflects such an investment and has made significant progress towards these aims.
GreenSeed was recently reviewing over 5 gigawatts of utility scale projects across the country and are now in the due diligence stage for the acquisition of 4 utility scale projects, the details of which are currently confidential. Consistent with our previous communications, iSun will have the exclusive right to construct these projects through iSun Utility and will also retain an ownership stake in the projects once in operation.
Accretive M&A: Finally, we announced our intent to grow through accretive M&A activity that stood to strengthen and expand our capabilities across all industry segments. In January of this year, we acquired iSun Energy LLC for their branded solar carport and charging products, and rebranded our company to iSun, Inc. This acquisition was a near-immediate success. iSun was recently awarded a contract to build 18 of our branded iSun Roam off grid solar carport and EV Charging stations at remote locations servicing outdoor enthusiasts. We expect demand for both iSun’s off-grid battery-backed and grid-tied solar charging stations to further increase with the acceleration of EV adoption.
In April, iSun also acquired the intellectual property of Oakwood Construction Services, marking our entry into the utility scale solar business. iSun Utility delivers solar development and construction services to asset owners and developers and targets build-operate-transfer projects directly for utilities. Additionally, we provide development services to third parties early in the project lifecycle and gain captive rights to constructing the projects. We are focused on reducing costs and moving projects more quickly through the pipeline, which provides value to our clients by in-sourcing engineering. We have seen the immediate benefits of this acquisition. Within 30 days of the launch, iSun Utility closed a development services agreement for eight project sites, totaling 118MW with an initial development services contract for $1.25MM. With these contracts we also obtained the EPC rights for a potential of $120MM in future EPC projects, none of which are currently reflected in our pipeline. We are also in the late stages of other development services and EPC agreements with several investors with over 800mw in development. Again, we anticipate strong demand for these development services and EPC contracts moving forward.
In summary, we’re pleased with the progress we’ve made towards building out our solar energy platform and executing on our three-pronged approach to growth. Our work here, however, is not done. While iSun has installed nearly 3000 residential systems, we are committed to dramatically increasing our footprint within this growing market. Through M&A, we will strengthen our presence in this sector to create a market leader with iSun Residential.

We have a very specific list of criteria we are looking for as we execute this strategy. This includes companies with:
•	$5 - $50MM revenue and profitable
•	Located in the eastern United States
•	Residential focused with commercial sales
•	Outstanding operators
•	Strong local brand and reputation
•	Ultra-high-touch, long term customer relationships
•	Providing multiple services including Solar, storage, O&M, community solar, and others
•	Expansion plans outside of their base territory
•	Market leaders in their territory who regularly take on national companies and win and who will benefit from scale.

Our goals related to this M&A strategy for 2021 include a $75M revenue run rate, with 75MW of residential installations and 7,500 customers. We believe this highly segmented market sector can benefit from consolidation and that we will create a market leader in this space.
With that, I’ll turn to our outlook:
Outlook
As John illustrated, our Q2 results reflect our ability to execute against both our strategy and growth plan. While we expect lumpy cash-flow for the next few quarters, our backlog has remained resilient, well positioning us for multiple strong quarters into 2022. And because non- linear cash flow hasn’t affected our balance sheet, we remain well positioned to aggressively pursue M&A opportunities.
We continue to anticipate doubling of revenues from 2020 to 2021. We also expect improvements in gross margin and EBITDA performance through the year driven by improved project execution compared to the first half of 2021.
We expect our backlog to continue to grow as we expect growth from our C&I business, as well as development service contracts in our new Utility division.
We expect additional M&A activity in the second half of 2021. This activity will further enable iSun to accelerate solar adoption across all sectors. In Conclusion:
Previously, I mentioned the magnitude of the opportunity presented by our industry. The electrification of everything – and the corresponding increase in demand for clean energy – is creating a once in a lifetime growth opportunity. Our nation hasn’t seen an energy transition of this magnitude since it moved away from the horse and buggy and we used whale oil to light our homes. We believe iSun’s 50-year legacy of accelerating the adoption of advancements in electrification technology perfectly complements the market’s increasing demand for solar energy.
iSun’s capabilities as an:
•	EV charging solutions provider,
•	An EPC capable of executing projects across the scale spectrum, and;
•	A services provider is unique in the marketplace,
perfectly positions iSun to capitalize on this once in a lifetime opportunity. These capabilities will propel our growth, and drive value for our shareholders.

With that, we will now open the line for questions and answers. Operator?
QUESTIONS AND ANSWERS
Operator

Our first question today is coming from Jeffrey Campbell at Alliance Global Partners. Your line is live.

Jeffrey Campbell - Alliance Global Partners

Q: In reference to your margin commentary this morning, can you articulate what proportion of backlog represents those pre-COVID commitments that presumably do not include cost inflation pass-throughs as opposed to those projects that will allow you to better address market conditions?

Jeffrey Peck - Chairman and Chief Executive Officer, iSun Energy, Inc.

Yes. We estimate approximately 10% to 15% of the existing backlog are from contracts previously signed that would be impacted.

Jeffrey Campbell - Alliance Global Partners

Q: Historically, residential solar has tended to be more labor intensive and lower margin in utility scale solar installations. I was wondering what -- if there are primary reasons, so I was wondering what changed to motivate the creation of iSun Residential?

Jeffrey Peck - Chairman and Chief Executive Officer, iSun Energy, Inc.

We view the adoption of the EVs and the increase in demand in residential energy as a major driver for people to embrace solar. I think Harris Pollard recently that said that 70% of new residential solar installations are approached from an investor point of view.

We also think that if we can drive lower customer acquisition costs with some white-glove ultra-high touch service with those customers, that we will be able to resell, cross-sell and upsell each one of these customers to generate a long-term customer that we can continue to go back to and service over time.

Jeffrey Campbell - Alliance Global Partners

I was also wondering if the decision embraced residential, might represent some sort of hedge to expose yourself in distributed energy in addition to grid solar? And here, I'm thinking about something in your neighborhood, which is the continued struggle to get to NECEC, New England [ph], Maine, it seems like no matter how much people like clean energy, they still hate high voltage power lines.

Jeffrey Peck - Chairman and Chief Executive Officer, iSun Energy, Inc.

Yes, certainly the large-scale solar projects are not immune to the NIMBY contingent. I wouldn't necessarily call it a hedge. I think what we're seeing is a massive transition in the way that we're going to be consuming electricity in the future and a lot of that will happen at the home with batteries, in software and the transition to EVs, etc. This transition will create an evolving opportunity. We think it's really important for a company like ours, as we're building this platform out to really be touching each one of those different sectors and serving each one of those customers. This will help us better understand both the industry and the customer needs, and how to look ahead and better serve our customers.

Jeffrey Campbell - Alliance Global Partners

Q: And I will ask one last one, then turn it over. I thought a while ago, off-grid solar carport effort is an interesting niche. I wanted to ask about the continued efforts to develop iSun with commercial customers to include it in any of the solar projects in their backlog, and also for an update regarding the acquisitions that you made earlier this year with iSun carports in mind, something about software acquisitions?

Jeffrey Peck - Chairman and Chief Executive Officer, iSun Energy, Inc.

Yes, absolutely. We view the carports - and certainly their off-grid capabilities - as a massive opportunity as EV adoption accelerates. I think every EV driver will say this - there’s always this question about whether I have enough range. The ability to have resilient charging solutions for the EV driver is incredibly important, for reduced grid interruptions or natural disasters, or even in remote areas.

I also think that this will translate well to the commercial and business markets. As these businesses and institutions transition their fleets to EVs, there is naturally going to be this desire to reinvest in solar energy and stabilize their costs. And software, battery use, and how we trantition to their use will be a big component of that. With that in mind, our investment in AmpUp (which just had a follow on investment from Goodyear Tire) was important for us. We were making sure that we were providing innovative solutions to our customers as we made this transition.

Operator

Thank you. Our next question today is coming from Noel Parks at Tuohy Brothers. Your line is live, you may begin.

Noel Parks - Tuohy Brothers
Q: I had just a few things. Before the supply chain issue that you've seen, a lot of the industry has seen, I'm just curious, when you're communicating with the vendors, generally, if they're letting you know that there will be a delay of some sort, do they generally come through on the revised dates they give you? Or is it more a matter of them sort of pushing off a little bit and they sort of slide and slide? I don't know if it's possible to characterize it across all your vendors. But I was just curious how that's unfolding?

Jeffrey Peck - Chairman and Chief Executive Officer, iSun Energy, Inc.

Yes, I think it is a challenge. We're seeing different approaches by different vendors. I mean what we’ve seen recently are the dates slipping…the dates have slipped a little bit on delivery timelines. And I think that's primarily due to maybe there was some overpromising and under-delivering earlier on in the pandemic.

And now we feel like we're getting a more accurate representation of actual delivery dates as we move forward. This may be -- certainly it may be from the vendors not knowing, being aware of their specific timelines, and now taken I would call it a much more conservative approach on how they're estimating their delivery schedules.

Noel Parks - Tuohy Brothers
Q: Okay, great. Thanks. And you’ve mentioned Jeff, I think, when you're on the topic of utility scale projects that you had a focus on reducing costs and moving projects -- more projects in the pipeline. I'm just wondering, what are the main steps that you need to go through in order to accomplish that?

Jeffrey Peck - Chairman and Chief Executive Officer, iSun Energy, Inc.

Yes. So, we will provide land origination and develop sites, best technical feasibilities quickly, provide engineering packages and in source engineering as well to assist developers and asset owners through that process, as they have bandwidth issues and problems pushing projects as quickly as they would like to be ready to build. We are there to provide those services, really, with the approach to constructing these assets once they're through those development services.

Noel Parks - Tuohy Brothers
Q: I was wondering also on the commercial side. You, of course, have proper early adopters, you've probably been thinking about it in the past and finding solar for some time. I'm just curious about the customers you're seeing now, who are maybe just now getting serious about solar. Just wondering who they are? Are they from particular industries? And I'm curious about what those conversations are like?

Jeffrey Peck - Chairman and Chief Executive Officer, iSun Energy, Inc.

Yes, absolutely. Yes, I think we're seeing a renewed embracing of solar power by our customers. I think this is happening for a couple of reasons. Number one, is the environmental aspect and how it represents their brand. For consumer-facing businesses out there, having renewable energy - and being able to point towards that as part of your values - is incredibly important.

I think it's helpful in defining your brand; I think it helps companies distinguish themselves in the marketplace. We're seeing a lot of that. In addition, it's about making these investments and getting return on that investment and really future-proofing against electricity costs.

Noel Parks - Tuohy Brothers

Q: Okay, great. And are there any implications, as -- again as we get some of the guys who are just not coming to the table, are there implications for your sales cycle, the companies that are just coming to the table now, do they need more hand holding? And I was wondering, is that something you are thinking about what you are forecasting your customer acquisition costs going forward?

Jeffrey Peck - Chairman and Chief Executive Officer, iSun Energy, Inc.

Yes. One of the reasons why we like the residential market and the commercial market is because of that ultra-high touch customer interaction. And when you're a business and you're going to spend hundreds of thousands of dollars in an investment to stabilize your future energy costs, that ultra-high touch matters. And the residential and small commercial companies really have that down.

And we want to be able to take what they've learned in the residential market and apply that to the commercial market, so we can help these companies make decisions quickly, and understand that they're contracting with a company that will do quality work and allow their asset and their investments to stand the test of time.

And so, yes, I think as people are transitioning their fleets and thinking about renewable energy and looking to make that investment, I do believe that ultra-high touch customer interaction is going to be incredibly important in commercial market. And so our reach into the residential and small commercial market to build our strength there, I think is incredibly important.

Operator

Thank you. We have no further questions in the queue at this time. Do you have any closing remarks you'd like to finish with?

Jeffrey Peck - Chairman and Chief Executive Officer, iSun Energy, Inc.

Yes. I'd like to thank everybody for hopping on the call today and listing to our quarterly report, and hearing about our goals for the rest of 2021 and beyond. And we look forward updating you on our progress in the future. Thank you.

Operator

Thank you, ladies and gentlemen. This does conclude today's event. You may disconnect at this time and have a wonderful day. Thank you for your participation.

IR Contact:
Tyler Barnes
IR@isunenergy.com